                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                 ERGOBILT, INC.
                              EB SUBSIDIARY, INC.
                             BODYBILT SEATING, INC.
                                 MARK MCMILLAN
                              DR. RICHARD TROUTMAN
                                      AND
                                 DREW CONGLETON

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

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
I.     The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       1.1    The Merger  . . . . . . . . . . . . . . . . . . . . . . . . .   1
       1.2    Consideration for Merger  . . . . . . . . . . . . . . . . . .   1
       1.3    Escrow Pending Closing  . . . . . . . . . . . . . . . . . . .   3
       1.4    The Closing   . . . . . . . . . . . . . . . . . . . . . . . .   4
       1.5    Actions at the Closing  . . . . . . . . . . . . . . . . . . .   4
       1.6    Fractional Shares   . . . . . . . . . . . . . . . . . . . . .   4
       1.7    No Further Rights   . . . . . . . . . . . . . . . . . . . . .   4
       1.8    Closing of Transfer Books   . . . . . . . . . . . . . . . . .   4
       1.9    Buyer Preferred Stock   . . . . . . . . . . . . . . . . . . .   4
       1.10   Registration  . . . . . . . . . . . . . . . . . . . . . . . .   5
       1.11   Additional Action   . . . . . . . . . . . . . . . . . . . . .   9
       1.12   Termination of Company Agreements   . . . . . . . . . . . . .   9
       1.13   Releases  . . . . . . . . . . . . . . . . . . . . . . . . . .   9

II.    Representations of the Shareholders  . . . . . . . . . . . . . . . .   9
       2.1    Representations Regarding Shares of Company   . . . . . . . .   9
       2.2    Investment Representations  . . . . . . . . . . . . . . . . .  10
       2.3    Authorization   . . . . . . . . . . . . . . . . . . . . . . .  11
       2.4    Investment Intent   . . . . . . . . . . . . . . . . . . . . .  11
       2.5    Confidentiality/Non-Disclosure Letter Agreement   . . . . . .  12

III.   Representations and Warranties of Company  . . . . . . . . . . . . .  12
       3.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . .  12
       3.2    Capitalization of Company   . . . . . . . . . . . . . . . . .  12
       3.3    Authorization   . . . . . . . . . . . . . . . . . . . . . . .  12
       3.4    Material Claims/Permitted Encumbrances  . . . . . . . . . . .  13
       3.5    Financial Statements  . . . . . . . . . . . . . . . . . . . .  13
       3.6    Absence of Undisclosed Liabilities  . . . . . . . . . . . . .  14
       3.7    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .  14
       3.8    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .  14
       3.9    Inventory   . . . . . . . . . . . . . . . . . . . . . . . . .  14
       3.10   Fixed Assets  . . . . . . . . . . . . . . . . . . . . . . . .  14
       3.11   Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       3.12   Change in Financial Condition and Assets  . . . . . . . . . .  15
       3.13   Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . .  15
       3.14   Accounts Receivable   . . . . . . . . . . . . . . . . . . . .  16
       3.15   Books and Records   . . . . . . . . . . . . . . . . . . . . .  16





                                      (i)
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
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
       3.16   Contracts and Commitments   . . . . . . . . . . . . . . . . .  16
       3.17   Compliance with Agreements and Laws   . . . . . . . . . . . .  18
       3.18   Employee Relations  . . . . . . . . . . . . . . . . . . . . .  19
       3.19   Absence of Certain Changes or Events  . . . . . . . . . . . .  20
       3.20   Suppliers   . . . . . . . . . . . . . . . . . . . . . . . . .  20
       3.21   Trade Names and Other Intellectual Property   . . . . . . . .  21
       3.22   Employee Benefit Plans  . . . . . . . . . . . . . . . . . . .  21
       3.23   Regulatory Approvals  . . . . . . . . . . . . . . . . . . . .  22
       3.24   Indebtedness To and From Officers, Directors
                     and Shareholders   . . . . . . . . . . . . . . . . . .  22
       3.25   Powers of Attorney and Suretyships  . . . . . . . . . . . . .  22
       3.26   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .  23

IV.    Representations of Buyer and Surviving Subsidiary  . . . . . . . . .  23
       4.1    Organization and Authority  . . . . . . . . . . . . . . . . .  23
       4.2    Authorization   . . . . . . . . . . . . . . . . . . . . . . .  23
       4.3    Regulatory Approvals  . . . . . . . . . . . . . . . . . . . .  23
       4.4    Issuance of Shares  . . . . . . . . . . . . . . . . . . . . .  23
       4.5    Surviving Subsidiary as New Corporation   . . . . . . . . . .  24
       4.6    Buyer as Recently Operating Corporation   . . . . . . . . . .  24
       4.7    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .  24
       4.8    Indebtedness To and From Officers, Directors
                     and Shareholders   . . . . . . . . . . . . . . . . . .  24
       4.9    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .  24

V.     Access to Information; Public Announcements  . . . . . . . . . . . .  25
       5.1    Access to Management, Properties and Records  . . . . . . . .  25
       5.2    Confidentiality   . . . . . . . . . . . . . . . . . . . . . .  25
       5.3    Public Announcements  . . . . . . . . . . . . . . . . . . . .  26

VI.    Pre-Closing Covenants of Company   . . . . . . . . . . . . . . . . .  26
       6.1    Conduct of Business   . . . . . . . . . . . . . . . . . . . .  26
       6.2    Absence of Material Changes   . . . . . . . . . . . . . . . .  26
       6.3    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       6.4    Delivery of Interim Financial Statements  . . . . . . . . . .  28
       6.5    Compliance with Laws  . . . . . . . . . . . . . . . . . . . .  28
       6.6    Continued Truth of Representations and Warranties of the
                     Shareholders and Company   . . . . . . . . . . . . . .  28
       6.7    Continuing Obligation to Inform   . . . . . . . . . . . . . .  28
       6.8    Exclusive Dealing   . . . . . . . . . . . . . . . . . . . . .  29
       6.9    No Publicity  . . . . . . . . . . . . . . . . . . . . . . . .  29
       6.10   Revised Schedules   . . . . . . . . . . . . . . . . . . . . .  29





                                      (ii)
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
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
VII.   Conditions to Obligations of Buyer   . . . . . . . . . . . . . . . .  30
       7.1    Continued Truth of Representations and Warranties of Company;
                     Compliance with Covenants and Obligations  . . . . . .  30
       7.2    Corporate Proceedings   . . . . . . . . . . . . . . . . . . .  30
       7.3    Governmental Approvals  . . . . . . . . . . . . . . . . . . .  30
       7.4    Consents of Lenders, Lessors and Other Third Parties  . . . .  30
       7.5    Adverse Proceedings   . . . . . . . . . . . . . . . . . . . .  31
       7.6    Review of Company Financial Statements  . . . . . . . . . . .  31
       7.7    Adaptability of Company's Financial Statements  . . . . . . .  31
       7.8    Review of Company's Compliance  . . . . . . . . . . . . . . .  31
       7.9    Update  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       7.10   Payables  . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       7.11   Closing Deliveries  . . . . . . . . . . . . . . . . . . . . .  31

VIII.  Conditions to Obligations of Company and the Shareholders  . . . . .  32
       8.1    Continued Truth of Representations and Warranties of Buyer;
                     Compliance with Covenants and Obligations  . . . . . .  32
       8.2    Corporate Proceedings   . . . . . . . . . . . . . . . . . . .  32
       8.3    Governmental Approvals  . . . . . . . . . . . . . . . . . . .  32
       8.4    Consents of Third Parties   . . . . . . . . . . . . . . . . .  32
       8.5    Adverse Proceedings   . . . . . . . . . . . . . . . . . . . .  33
       8.6    Closing Deliveries  . . . . . . . . . . . . . . . . . . . . .  33
       8.7    Tax Opinion   . . . . . . . . . . . . . . . . . . . . . . . .  33
       8.8    Release of Personal Guaranties  . . . . . . . . . . . . . . .  33
       8.9    Election of Directors   . . . . . . . . . . . . . . . . . . .  34
       8.10   Delivery of Registration Statements to the Shareholders   . .  34

IX.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       9.1    By Buyer, Surviving Subsidiary, Company,
                     Congleton and McMillan   . . . . . . . . . . . . . . .  34
       9.2    Claims for Indemnification  . . . . . . . . . . . . . . . . .  35
       9.3    Defense by Indemnifying Party   . . . . . . . . . . . . . . .  35
       9.4    Payment of Indemnification Obligation   . . . . . . . . . . .  36
       9.5    Survival of Representations, Claims for Indemnification   . .  36

X.     Post-Closing Agreements  . . . . . . . . . . . . . . . . . . . . . .  36
       10.1   Proprietary Information   . . . . . . . . . . . . . . . . . .  36
       10.2   No Solicitation or Hiring of Former Employees   . . . . . . .  36
       10.3   Non-Competition Agreement   . . . . . . . . . . . . . . . . .  37
       10.4   Use of Name   . . . . . . . . . . . . . . . . . . . . . . . .  37
       10.5   Cooperation in Litigation   . . . . . . . . . . . . . . . . .  37
       10.6   Payment of Obligations to Shareholders and Company  . . . . .  38





                                     (iii)
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
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
XI.    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       11.1   Termination by Agreement of the Parties   . . . . . . . . . .  38
       11.2   Termination by Reason of Breach   . . . . . . . . . . . . . .  38
       11.3   Termination Upon Failure of IPO Funding   . . . . . . . . . .  38

XII.   Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       12.1   For Company and the Shareholders  . . . . . . . . . . . . . .  38
       12.2   For Buyer   . . . . . . . . . . . . . . . . . . . . . . . . .  38

XIII.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

XIV.   Arbitration, Venue, and Binding Effect   . . . . . . . . . . . . . .  40
       14.1   Arbitration   . . . . . . . . . . . . . . . . . . . . . . . .  40
       14.2   Venue/Binding Effect  . . . . . . . . . . . . . . . . . . . .  40

XV.    Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . .  40

XVI.   Entire Agreement; Amendments; Attachments  . . . . . . . . . . . . .  40

XVII.  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

XVIII. Legal Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

XIX.   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

XX.    Section Headings   . . . . . . . . . . . . . . . . . . . . . . . . .  41

XXI.   Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

XXII.  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . .  42





                                      (iv)

                             SCHEDULES AND EXHIBITS
Schedules

Schedule 1.2(a)   -     Allocation of Merger Consideration
Schedule 1.12     -     Agreements Between Company and Shareholders
Schedule 1.13     -     Claims
Schedule 2.1      -     Shareholders of BodyBilt Seating, Inc. Common Stock
Schedule 3.4      -     Permitted Encumbrances
Schedule 3.6      -     Company's Liabilities and Obligations
Schedule 3.7      -     Company Litigation
Schedule 3.11     -     Leases
Schedule 3.13     -     Tax Liens
Schedule 3.16     -     Contracts
Schedule 3.17     -     Permits
Schedule 3.18     -     Employee Contracts
Schedule 3.19     -     Material Changes in Company's Business Since June 30,
                        1996
Schedule 3.20     -     Ten Largest Suppliers
Schedule 3.21     -     Intellectual Property
Schedule 3.22     -     Employee Benefit Plans
Schedule 3.23     -     Regulatory Approvals
Schedule 3.24     -     Indebtedness From or To Officers, Directors and
                        Shareholders
Schedule 4.6      -     Outstanding Stock of Buyer
Schedule 4.8      -     Indebtedness To and From Officers, Directors and
                        Shareholders of ErgoBilt, Inc.
Schedule 8.4      -     Third-Party Consents
Schedule 8.8      -     Personal Guaranties
Schedule 8.11     -     Shareholders' Guaranties

Exhibits

Exhibit 2.3       -     Spousal Consents
Exhibit 1.9       -     Certificate of Designation
Exhibit 8.6(e)    -     Congleton Employment Agreement/McMillan Consulting
                        Agreement





                                      (v)

                          AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger ("Agreement") is entered into as of August 19, 1996, by and among ERGOBILT, INC., a Texas corporation ("Buyer"), EB SUBSIDIARY, INC., a Texas corporation and wholly-owned subsidiary of Buyer ("Surviving Subsidiary"), BODYBILT SEATING, INC., a Texas corporation ("Company"), MARK MCMILLAN ("McMillan"), DR. RICHARD TROUTMAN ("Troutman") and DREW CONGLETON ("Congleton"), all individuals and shareholders of Company (individually, "Shareholder" and collectively, "Shareholders"). Buyer, Surviving Subsidiary, Company and the Shareholders are referred to individually as a "Party" and collectively as the "Parties."

       Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                       I.
                                   THE MERGER

       1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, Company shall merge with and into Surviving Subsidiary (the "Merger") at the "Effective Time" (as defined below). From and after the Effective Time, the separate corporate existence of Company shall cease, and Surviving Subsidiary shall continue as the surviving corporation in the Merger under the name "BodyBilt Seating, Inc." The "Effective Time" shall occur upon the delivery to the Shareholders of the Merger Consideration, as defined in
Section 1.2 below, and shall be the time at which Company and Surviving Subsidiary file Articles of Merger executed in accordance with the relevant provisions of the Texas Business Corporation Act (the "Articles of Merger") with the Secretary of State of the State of Texas and upon the issuance of a certificate of merger by said Secretary of State, as provided by law. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "IRC").

       1.2 Consideration for Merger. The total consideration payable to the Shareholders in respect of the Merger (the "Merger Consideration") shall be equal to Seventeen Million Six Hundred Thousand Dollars ($17,600,000.00) less the amount of any cash dividend (the "Cash Dividend") paid by Company to the Shareholders prior to the Merger in accordance with Section 6.2(b), and shall be paid or delivered to the Shareholders at the Closing (as defined below) as follows:

              (a) Buyer shall issue and deliver to the Shareholders certificates, registered in such names as the Shareholders may request, representing the number of shares of Buyer Common Stock, $0.01 par value ("Buyer Common Stock"), equal to the amount set forth opposite such Shareholder's name on Schedule 1.2(a), divided by the "IPOP"(as defined below (the "Common Stock Portion"), subject to possible adjustment as provided below. The total value of the Common Stock Portion shall equal initially an aggregate total of Four Million Six Hundred Fifty Thousand Dollars ($4,650,000.00);

              (b) Buyer shall issue and deliver to the Shareholders certificates, registered in such names as the Shareholders may request, representing the number of shares of Buyer's convertible preferred stock, $0.01 par value ("Buyer Preferred Stock"), equal to the amount set forth opposite such Shareholder's name on Schedule 1.2(a), divided by the IPOP (the "Preferred Stock Portion"), subject to possible adjustment as provided below. The total value of the Preferred Stock Portion shall equal initially an aggregate total of Four Million Two Hundred Thousand Dollars ($4,200,000.00); and

              (c) Buyer shall deliver to the Shareholders by wire transfer to one or more accounts designated in writing by the Shareholders to Buyer prior to the Closing cash in an amount equal to Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000.00) (the "Maximum Amount"), less the Cash Dividend paid to the Shareholders under Section 6.2(b) (the "Cash Portion"), subject to possible adjustment as provided below. The Cash Portion shall be allocated among the Shareholders as specified in Schedule 1.2(a). The Cash Portion shall be paid from the proceeds of an underwritten initial public offering on a firm commitment basis (the "IPO," as defined more fully below) of Buyer Common Stock.

              If the gross proceeds to Buyer at IPO Funding (the "Gross Proceeds") are less than Fifteen Million Dollars ($15,000,000.00), then the Maximum Amount shall, except as provided below, be reduced by an amount equal to fifty percent (50%) of the difference between Fifteen Million Dollars ($15,000,000.00) and the Gross Proceeds. By way of example, if the Gross Proceeds equal Twelve Million Dollars ($12,000,000.00), then the Maximum Amount would be reduced by One Million Five Hundred Thousand Dollars ($1,500,000.00) for a total of Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000.00) calculated by taking Fifteen Million Dollars ($15,000,000.00) less the Gross Proceeds of Twelve Million Dollars ($12,000,000.00), which difference equals Three Million Dollars ($3,000,000.00), then taking Three Million Dollars ($3,000,000.00) and dividing such sum by two (2), which equals One Million Five Hundred Thousand Dollars ($1,500,000.00). In no event shall the Cash Portion be less than Six Million Dollars ($6,000,000.00) less the Cash Dividend. Any reduction in the Cash Portion shall be allocated amongst the Shareholders pro rata based on the amounts set forth in Schedule 1.2(a). In the event that the Cash Portion is reduced as provided herein, Buyer shall proportionately increase the number of shares of Buyer Common Stock and Buyer Preferred Stock issued to the Shareholders pursuant to Sections 1.2(a) and (b) above, based on the amount of any such reduction divided by the IPOP.

              (d) The term "IPO" shall mean the consummation of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the sale of Buyer Common Stock. The term "IPOP" shall mean the price to public of one share of Buyer Common Stock as set forth on the cover page of the final prospectus of the IPO. The term "IPO Funding" shall mean the date on which the IPO is closed.

              (e) In the event the delivery of the Merger Consideration to the Shareholders has not occurred by 5:00 p.m., Dallas time, on March 20, 1997, this Agreement shall terminate immediately.

              (f) Each share of Company's Common Stock held in Company's treasury immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor.

              (g) Schedule 1.2(a) may be amended unilaterally by the Shareholders any time prior to the Closing so as to change the allocation of the total Merger Consideration among the Shareholders. Such amended Schedule must be signed by all Shareholders to be effective and shall be delivered to Buyer and to the Escrow Agent (as defined below) no less than two (2) business days before the Closing.

       1.3 Escrow Pending Closing. Within seven (7) days of the date hereof, Company and the Shareholders shall deliver to Bank One-Texas, N.A., Dallas, Texas ("Escrow Agent") the following documents and instruments ("Escrowed Documents") to hold in escrow (the "Escrow") pending the Closing:

              (a) Each Shareholder's certificate evidencing his ownership of shares of Company's Common Stock, par value $0.01 per share ("Company Common Stock"), accompanied by stock transfer powers, duly executed in blank, with signatures guaranteed by a national bank or member firm of the New York Stock Exchange; and

               (b)    Articles of Merger executed by Company; and

               (c)    Spousal Consents.

       Contemporaneous with the execution of this Agreement, the Parties have entered into that certain Escrow Agreement also dated August 19, 1996, providing for the deposit of the Escrowed Documents with the Escrow Agent and the delivery of the Escrowed Documents to Buyer upon the Shareholders' receipt of the Merger Consideration and certain other documents deliveryof which are a condition to Closing and the return of the Escrowed Documents to the Shareholders in the event of the termination of this Agreement in accordance with Section 1.2(e) above. All costs and expenses of Escrow, including Escrow Agent's attorneys' fees, if any, shall be paid one-half ( 1/2) by the Shareholders and one-half ( 1/2) by Buyer. The terms and conditions of the Escrow Agreement are incorporated by reference herein as though fully set forth.

       Buyer shall give Escrow Agent and the Shareholders written notice of the Closing Date and shall deliver to Escrow Agent all portions of the Merger Consideration. At the Closing, Escrow Agent shall deliver to Buyer the Escrowed Documents and shall deliver the Merger Consideration to the Shareholders. In the event that the Merger Consideration is not received by the Shareholders by 5:00 p.m., Dallas time, on March 20, 1997, this Agreement shall terminate and Escrow Agent shall automatically deliver to the Shareholders all Escrowed Documents.

       Notwithstanding anything to the contrary contained herein, pending the Closing, legal and beneficial title to the Shareholders' shares of Company Common Stock shall remain in the Shareholders and shall not be transferred or otherwise affected by this Agreement or the Escrow Agreement until the delivery of the Merger Consideration to the Shareholders

       1.4 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wolin, Fuller, Ridley & Miller LLP, 3100 Bank One Center, 1717 Main Street, Dallas, Texas 75201, contemporaneous with the closing of the IPO or on such other date and at such other location as may be acceptable to all Parties. For the purposes of this Agreement, the term "Closing Date" shall mean the date on which all of the terms and conditions to the Closing have been satisfied or waived in accordance with the terms of this Agreement.

       1.5 Actions at the Closing. At the Closing: (a) Company shall deliver to Buyer and Surviving Subsidiary the various certificates, instruments and documents referred to in Article VII; (b) Buyer and Surviving Subsidiary shall deliver to Company and the Shareholders the various certificates, instruments and documents referred to in Article VIII; (c) Escrow Agent shall deliver the Escrow Documents to Buyer and the Merger Consideration to the Shareholders; and (d) Buyer and Surviving Subsidiary shall have filed the Articles of Merger with the Secretary of State of the State of Texas.

       1.6 Fractional Shares. No fractional shares shall be issued by Company and no payment therefor shall be made.

       1.7 No Further Rights. From and after the Effective Time, no shares of Company Common Stock shall be deemed to be outstanding, and holders of certificates thereof shall cease to have any rights with respect thereto, except as provided herein or by law.

       1.8 Closing of Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.

       1.9    Buyer Preferred Stock.

              (a) Buyer Preferred Stock shall be convertible into shares of Buyer Common Stock during the four (4) year period beginning on the Closing Date as specified in the Certificate of Designation attached hereto as Exhibit 1.9 (the "Certificate of Designation").

              (b) The Buyer Common Stock received by the Shareholders upon conversion will be subject to applicable provisions of the 1933 Act and the rules and regulations thereunder, and will have the registration rights described in Section 1.10 below.

              (c) If the Shareholders exercise their rights to convert, any such conversion must cover at least thirty-three percent (33%) of Buyer Preferred Stock held by such Shareholder.

              (d) Any shares of Buyer Preferred Stock not converted by the fourth anniversary of the Closing Date shall automatically convert into shares of Buyer Common Stock in accordance with the Certificate of Designation.

              (e) Each shareholder of Buyer Preferred Stock shall be entitled to one (1) vote for each share of Buyer Preferred Stock held by such shareholder on all matters submitted to a vote of the shareholders of the Company and such other voting rights as may be required by applicable law.

       1.10 Registration. Shareholders shall have the following registration rights with respect to the shares of Buyer Common Stock issued pursuant to
Section 1.2(a) and the shares of Buyer Common Stock issuable upon the conversion of shares of Buyer Preferred Stock issued pursuant to Section 1.2(b) (the "Registrable Shares"):

              (a) Piggy-Back Rights. Subject to any restrictions imposed by "lock-up agreements" and other arrangements, subsequent to the IPO, whenever Buyer proposes to file a Registration Statement (other than on Form S-4 or S-8), it will, prior to such filing, give written notice to all Shareholders of its intention to do so and, upon the written request of a Shareholder or Shareholders given within twenty (20) days after Buyer provides such notice (which request shall state the intended method of disposition of such shares), Buyer shall use its best efforts to cause all shares which Buyer has been requested by such Shareholder or Shareholders to register to be registered under the 1933 Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Shareholder or Shareholders; provided that Company shall have the right to postpone or withdraw any registration effected pursuant to this Article without obligation to any Shareholder or Shareholders.

              (b) Demand Registration. Subject to the limitations set forth herein, Buyer agrees that it shall, at any time after the second anniversary of the IPO, upon the written request of any two of the Shareholders holding Registrable Shares undertake to register said shares and to cause such registration statement to remain effective for a period of not less than one hundred twenty (120) days, unless all of the shares covered thereby are sold prior thereto. Buyer shall have no obligation to undertake more than two (2) demand registrations for the benefit of all Shareholders. Upon receipt of any demand to register shares pursuant to this Section, Buyer shall give notice by registered or certified mail to the other Shareholder(s), who shall have a period of ten (10) business days from the receipt of such notice to deliver written notice to Buyer of such Shareholder's desire to have all or any portion of his shares of Registrable Shares included in any such registration statement and the number of shares thereof to be so included. Buyer shall use its best efforts to cause any shares covered by a registration statement filed pursuant to this Section to be qualified for offer and sale under the Texas Securities Act, as amended, or other applicable state securities law, during the time such registration statements are effective.

              (c) Shelf Registration. Buyer shall use its best efforts to have a "shelf" registration statement on an appropriate form under the 1933 Act (the "Shelf Registration") covering all of the Registrable Shares declared effective on or as soon as possible after the fourth
       (4th) anniversary of the IPO Funding and to keep the Shelf Registration continuously effective for a period of two (2) years following the date on which the Shelf Registration is declared effective; provided, however, that if for any reason the effectiveness of the Shelf Registration is suspended, such period shall be extended by the aggregate number of days of each such suspension period; and provided, further, that the effectiveness of the Shelf Registration may be terminated earlier if and to the extent that all of the Registrable Shares registered therein cease to be Registrable Shares. The securities shall cease to be Registrable Shares when (a) the Shelf Registration shall have become effective under the 1933 Act and such securities shall have been disposed of pursuant to the Shelf Registration, (b) such securities shall have been sold as permitted by Rule 144 under the 1933 Act, or (c) such securities shall have ceased to be outstanding. Buyer agrees, if necessary, to supplement or amend the Shelf Registration, as required by the registration form utilized by Buyer or by the instructions applicable to such registration form or by the 1933 Act, and Buyer agrees to furnish to the holders of the Registrable Shares copies of any such supplement or amendment prior to its being used. The Shareholders agree to execute such lock-up agreements containing substantially the same terms and conditions applicable to the executive officers and principal shareholders of Company as the managing underwriters may require in connection with any underwritten public offering during the time in which the Shelf Registration is effective, and the duration of the Shelf Registration shall be extended for the same period.

              (d) Acceptance of Terms. In connection with any registration under paragraph (a) of this Section, the Company shall not be required to include a Shareholder's Registrable Shares in such registration, unless the Shareholder accepts the terms of the underwriting as agreed upon between Buyer and the underwriters selected by Buyer. If, in the opinion of the managing underwriter, it is appropriate because of marketing factors to limit or exclude the number of Registrable Shares to be included in the offering, then Buyer shall be required to include in the registration only that number of Registrable Shares which the managing underwriter believes should be included therein. If the number of Registrable Shares to be included in the offering in accordance with the foregoing is less than the total number of Registrable Shares which the Shareholders have requested to be included, then the Shareholders who have requested registration shall participate in the registration pro rata based upon the total number of Registrable Shares for which registration was requested. If any Shareholders would thus be entitled to include more Registrable Shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata in the manner described in the preceding sentence.

              (e) Registration Procedures. In connection with Buyer's obligation to effect the registration of Registrable Shares, Buyer will
       (i) furnish to each Shareholder such number of copies of a prospectus as such Shareholder may reasonably request in order to facilitate the public sale or other disposition of the shares owned by such Shareholder, (ii) use its best efforts to cause all such Registrable Shares to be listed on each securities exchange on which similar securities issued by Buyer are then listed or quoted and on any inter-dealer quotation system on which similar securities issued by Buyer are then quoted, and (iii) cooperate in any filings to be made with the National Association of Securities Dealers, Inc.

              (f) Expenses of Registration. All expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, registration and filing fees, printing expenses, expenses of compliance with blue sky laws, fees and disbursements of counsel for Buyer and expenses of any audits incidental to or required by any such registration, shall be borne by Buyer, except that all SEC, NASD and state securities registration or filing fees shall be split by Buyer and the Shareholders and all underwriting discounts and commissions attributable to Registrable Shares being sold by the Shareholders shall be borne by those Shareholders, pro rata, according to the number of Registrable Shares so registered. Buyer shall pay the reasonable fees of not more than one legal counsel for all Shareholders for such registration.

              (g) Indemnification by Buyer. To the extent permitted by law, Buyer will indemnify each Shareholder requesting or joining in a registration and each underwriter and selling broker of the securities so registered (collectively, "Indemnitees") against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or any violation by Buyer of any rule or regulation promulgated under the 1933 Act and/or the Securities Exchange Act of 1934, as amended (the "1934 Act"), applicable to Buyer and relating to action or inaction required of Buyer in connection with any such registration, qualification or compliance. Buyer will reimburse each such Indemnitee for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that Buyer will not be liable in any such case to the extent that any such claim, loss, damage or liability is caused by any untrue statement (or alleged untrue statement) or omission (or alleged omission) so made in conformity with written information furnished to Buyer by an instrument duly executed by such Indemnitees and stated to be specifically for use in such prospectus, offering circular or other document, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective or in the amended prospectus filed with the SEC at the time the registration statement becomes effective or in the amended prospectus filed with the SEC pursuant to Rule 424(b) (the "Final Prospectus"). Such indemnity agreement shall not inure to the benefit of any underwriter, or any Indemnitee if there is no underwriter, if a copy of the Final Prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the 1933 Act. The obligation of Buyer under this paragraph shall survive the completion of any offering of Registrable Stock in a registration statement under this Agreement, or otherwise.

              (h) Indemnification by Seller. To the extent permitted by law, each Shareholder shall, severally and jointly, indemnify and hold Buyer and Surviving Subsidiary, and their respective directors and officers, who participated in preparation of the Final Prospectus, and each Underwriter and selling broker so registered (collectively, "Buyer Indemnitees") against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or any violation by Buyer of any rule or regulation promulgated under the 1933 Act and the 1934 Act, applicable to Buyer resulting from any information, written or oral, provided to Buyer by Company and/or the Shareholders in connection with the Merger and the transactions contemplated by this Agreement. Shareholders will reimburse each such Buyer Indemnitee in the same manner that Buyer is required to indemnify Shareholders under subsection
       (f) above.

              (i) Indemnification Proceedings. In any proceedings (including any governmental investigation) instituted against any person in respect of which indemnity may be brought pursuant to subsections (g) and (h) above, such person (the "Indemnified Party") shall promptly notify the person or entity against whom such indemnity may be sought (the "Indemnifying Party") in writing. No indemnification provided for in subsections (g) or (h) shall be available to any Indemnified Party who fails to give notice if the Indemnifying Party was not aware of the proceedings to which such notice would have related and was materially prejudiced by the failure to receive notice. Such failure to give notice shall not relieve the Indemnifying Party from any liability which such party may have for contribution or otherwise than on account of the provisions of subsections (g) or (h). If such proceedings are brought against any Indemnified Party who has notified the Indemnifying Party of the commencement hereof, the Indemnifying Party shall be entitled to participate in such proceedings and, in its discretion, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with legal counsel satisfactory to the Indemnified Party. The Indemnifying Party shall pay as incurred the fees and disbursements of such counsel. In any such proceedings, an Indemnified Party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall pay as incurred, or within thirty (30) days of presentation, the fees and expenses of legal counsel retained by Indemnifying Party in the event (i) the Indemnified Parties have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceedings (including any impleaded parties) include both the Indemnifying and Indemnified Parties and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests among them. It is agreed that the Indemnifying Party shall not, in connection with any proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all Indemnified Parties. Such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. In addition, the Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding for which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

       1.11 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either Company or Surviving Subsidiary, to consummate the transactions contemplated by this Agreement.

       1.12 Termination of Company Agreements. As of the Effective Time, and except as set forth on Schedule 1.12 hereto or as otherwise provided herein, any and all agreements between Company and Shareholders shall terminate automatically and shall be of no further force and effect.

       1.13   Releases.  As of the Effective Time, and except as set forth on
Schedule 1.13 hereto, Company and Surviving Subsidiary shall be released and discharged from any and all Shareholders' claims, liabilities, demands, causes of action, costs, attorneys' fees, expenses and damages, of any kind or nature, known or unknown, suspected or unsuspected, claimed or unclaimed, fixed or contingent, or apparent or concealed (collectively, "Claims"), that exist at the time of the Closing. Nothing herein shall constitute a release of any Claims which may arise out of or are connected with the Merger, this Agreement or any other document, instrument, or transaction connected with the Merger.

                                      II.
                      REPRESENTATIONS OF THE SHAREHOLDERS

       Each Shareholder severally represents and warrants to Buyer as follows:

       2.1    Representations Regarding Shares of Company.

              (a) Such Shareholder is the record and beneficial owner of and has good title to the shares of Company Common Stock set forth opposite his name on Schedule 2.1 attached hereto, free and clear of any and all restrictions, voting trusts or agreements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Schedule 2.1 attached hereto sets forth the number of all shares of capital stock of Company owned by each of the

       Shareholders, and all such shares collectively represent all the issued and outstanding shares of Company.

              (b) Such Shareholder has the full right, power and authority to enter into this Agreement.

              (c) Such Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Shareholder.

              (d) No broker or finder has acted for such Shareholder in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Shareholder.

       2.2 Investment Representations. All Shareholders hereby individually represent and warrant to Buyer as follows:

              (a) Such Shareholder is acquiring Buyer Common Stock and Buyer Preferred Stock in the Merger for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intent of distributing or selling his shares.

              (b) Such Shareholder has reviewed the representations concerning Buyer contained in this Agreement and has made or has had the opportunity to make inquiry concerning Buyer. Shareholder has sufficient knowledge and experience so as to be able to evaluate the risks and merits of his investment in Buyer, and he is able financially to bear the risks thereof. Shareholder is entering into the transactions contemplated herein based on his own assessments of the merits and risks, upon his own experience as an officer, director and/or shareholder of Company and is not relying on any business plan, projections, valuations or other financial information provided to Shareholder by Buyer. Shareholder further acknowledges and agrees that Buyer and Surviving Subsidiary have made no assurances of any nature whatsoever regarding the future operations of Buyer and Surviving Subsidiary and have made no guarantees as to the profitability of an investment therein. Shareholder further acknowledges that he is an accredited investor as defined in Rule 501(a) of Regulation D of the 1933 Act.

              (c) Such Shareholder acknowledges that Surviving Subsidiary is a newly-formed entity with no history of operations.

              (d) Such Shareholder understands that the certificates of Buyer Common Stock and Buyer Preferred Stock to be issued to him pursuant to this Agreement will bear a restrictive legend in substantially the following form:

                     "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to Company is obtained to the effect that such registration is not required."

              The foregoing legend shall be removed from the certificates, at the request of the holder thereof, at such time as they become registered for resale or eligible for resale pursuant to Rule 144(k) under the 1933 Act.

       2.3 Authorization. The execution and delivery of this Agreement by each of the Shareholders and the agreements provided for herein, and the consummation by each of the Shareholders of all transactions contemplated hereby, have been duly authorized by all requisite shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which each of the Shareholders is a party constitute the valid and legally binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally. Each Shareholder's spouse has consented to the terms of this Agreement in all respects and has agreed to execute and deliver to Buyer the form of Spousal Consent attached hereto as Exhibit 2.3 on or before August 30, 1996.

       The execution, delivery and performance by each of the Shareholders of this Agreement and the agreements provided for herein, and the consummation by each of the Shareholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to each of the Shareholders; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of such Shareholder pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which such Shareholder is a party or by which such Shareholder or any of his properties is or, to the knowledge of such Shareholder, may be bound, except for violations or conflicts which individually or in the aggregate would not have a material adverse effect on Company's financial condition or results of operation.

       For the purposes of this Section 2.3 only, the representations made by each Shareholder herein shall be deemed to have been made for his own account and not with respect to any of the other Shareholders.

       2.4 Investment Intent. The total value of all of the Common Stock Portion and Preferred Stock Portion paid to the Shareholders collectively represents not less than fifty percent (50%) of the total Merger Consideration. Shareholders further represent and warrant that they have no preconceived plan or intention to dispose of an aggregate number of shares of Buyer Common Stock and Buyer Preferred Stock having a value, as of the Effective Time, of more than fifty percent (50%) of the value of all the issued and outstanding capital stock of Company immediately prior to the Effective Time.

       2.5 Confidentiality/Non-Disclosure Letter Agreement. Buyer has delivered to each Shareholder disclosure regarding Buyer's business plan, financial projections, ownership upon completion of the IPO and other matters concerning the IPO and each Shareholder has executed and delivered to Buyer a confidentiality/non-disclosure letter agreement maintining the confidentialityof such disclosure.

                                      III.
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

       Company represents and warrants to Buyer as follows:

       3.1 Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. Company owns no interests in any corporations, partnerships, joint ventures and other entities. Company is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification except for those jurisdictions where the failure to qualify would not have a material adverse effect on Company. Copies of the charter and bylaws and all amendments thereto, the organizational minutes, and the minute book of Company, as amended to date, which have been previously delivered or made available to Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

       3.2 Capitalization of Company. Company's authorized capital stock consists of Five Hundred (500) shares of Company Common Stock, of which Two Hundred (200) shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are held of record and beneficially by the Shareholders, as set forth on Schedule 2.1 attached hereto. All of such shares have been duly and validly issued and are fully paid and nonassessable. There are no outstanding or authorized options, warrants, agreements, or commitments to which Company is a party or which are binding upon Company, providing for the issuance, disposition or acquisition of any shares of its capital stock. All of the issued and outstanding capital stock of Company as set forth on Schedule 2.1 was issued in compliance with applicable federal and state securities laws. The Company does not own any capital stock or equity interest in any other corporation, partnership or other entity.

       3.3 Authorization. The execution and delivery of this Agreement by Company and the agreements provided for herein, and the consummation by Company of all transactions contemplated hereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Company is a party constitute the valid and legally binding obligations of Company, enforceable against Company in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

       The execution, delivery and performance by Company of this Agreement and the agreements provided for herein, and the consummation by Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Company; (b) violate the provisions of the Articles of Incorporation or Bylaws of Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Company pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Company is a party or by which Company or any of its properties is or, to the knowledge of Company, may be bound, except for violations or conflicts which individually or in the aggregate would not have a material adverse effect on Company's financial condition or results of operation.

       3.4 Material Claims/Permitted Encumbrances. Company is, and at the Closing will be, the true and lawful owner of its assets, and at the Closing will have, good and valid, clear and record title to its assets, free and clear of all material claims, liens, pledges, and encumbrances of any kind, except as set forth on Schedule 3.4 attached hereto (the "Permitted Encumbrances"). For purposes of this Section 3.4, "material" shall mean any claims, liens, pledges, and encumbrances in excess of Twenty-Five Thousand Dollars ($25,000.00) or any such claims, liens, pledges and encumbrances, regardless of individual amount, which total One Hundred Thousand Dollars ($100,000.00) in the aggregate.

       3.5    Financial Statements.

              (a) Company has previously delivered to Buyer its audited balance sheets as of December 31, 1993, 1994 and 1995 (the "Audited Balance Sheets") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of Company for the fiscal years then ended (collectively, including the Audited Balance Sheets, the "Audited Financial Statements"). Company has also previously delivered to Buyer its unaudited balance sheet of Company as of June 30, 1996 (the "Current Balance Sheet") and the related statements of income and schedule of operating expenses, for the three-month period then ended (collectively, the "Current Financial Statements"). The Audited Financial Statements, the Current Financial Statements and the interim financial statements (the "Interim Financial Statements") to be delivered pursuant to Article VI hereof (collectively, the "Financial Statements") have been (or will be) prepared on the accrual basis of accounting in accordance with generally accepted accounting principles, applied consistently with past practice, and have been (or will be) certified by Company's chief financial officer.

              (b) The Financial Statements fairly present, as of their respective dates, the financial condition and assets and liabilities of Company and the results of operations of Company's business for the periods indicated in accordance with the presentation method.

       3.6    Absence of Undisclosed Liabilities.  Except as and to the extent
(i) set forth in Schedule 3.6, (ii) reflected, reserved against or otherwise disclosed in the Financial Statements, or (iii) incurred in the ordinary course of business after June 30, 1996, and not material in amount, either individually or in the aggregate, Company does not have any material liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise. For purposes of this Section 3.6, "material" means any amount in excess of Twenty-Five Thousand Dollars ($25,000.00).

       3.7 Litigation. Except as set forth on Schedule 3.7 attached hereto, Company is not a party to, or threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting Company or the business or condition (financial or otherwise) of Company. Company is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority.

       3.8 Insurance. True, correct and complete copies of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the business of Company and of all life insurance policies maintained for any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1991, have been delivered or made available to Buyer. The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default by Company under any of the Insurance Policies.

       3.9 Inventory. True, correct and complete general list of inventory as of June 30, 1996, including a description and Company's cost thereof, has been delivered or was made available to Buyer. Such inventory consists of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the business conducted by Company. The value of all items of obsolete materials and of materials of below-standard quality has been written down to realizable market value, and the values at which such inventory is carried reflect the normal inventory valuation policy of Company of stating the inventory at the lower of cost or market value in accordance with generally accepted accounting principles.

       3.10 Fixed Assets. The Current Financial Statements reflect the fixed assets as of June 30, 1996. Company has heretofore delivered or made available to Buyer true, correct and complete lists of all fixed assets as of June 30, 1996, including a description and the book value thereof. All of the fixed assets are in good operating condition and repair, normal wear and tear excepted, are currently used by Company in the ordinary course of business and normal maintenance has been consistently performed with respect to such fixed assets.

       3.11 Leases. A true, correct and complete list of all leases of real property, identifying separately each ground lease, to which Company is a party (the "Leases"), has been delivered or was made available to Buyer. True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by Company to Buyer. The Leases are in full force and effect, are binding and enforceable against Company, and to the best knowledge of Company, against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 3.11, have not been modified or amended since the date of delivery to Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. Except as set forth on Schedule 3.11, there has not occurred, with respect to Company, and to the knowledge of Company with respect to the other parties thereto, any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor to the knowledge of Company has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. Company is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule 3.11, will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by Company. Schedule 3.11 contains a description of the amount required, if any, to provide for the restoration of the properties subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases.

       3.12 Change in Financial Condition and Assets. Since June 30, 1996, there has been no change which materially and adversely affects the business, properties, assets, condition (financial or otherwise) or prospects of Company as reflected in the Current Financial Statements.

       3.13   Tax Matters.

              (a) For purposes of this Agreement: "Return" means any return, declaration, report, statement or other document required to be filed in respect of any Tax. "Tax" or "Taxes" means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duty or other tax, fee, assessment or charge of any kind whatever, together with interest and any penalty, addition to tax or additional amount with respect thereto. "Taxing Authority" means any governmental authority responsible for the imposition of Taxes. "Knowledge" means the knowledge of the Shareholders in their capacity as officers, directors, and shareholders of Company.

              (b) Except as set forth on Schedule 3.13, to Company's knowledge:

                     (i) Within the times and in the manner prescribed by law (including any extensions duly granted by the appropriate Taxing Authority), Company has, since January 1, 1991, filed all Returns which are required to be filed;

                     (ii) With respect to all amounts in respect of Taxes imposed upon Company for which it is liable to Taxing Authorities or to other persons or entities (as, for example, under Tax allocation agreements) with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by Company to Taxing Authorities or others on or before the date hereof have been paid;

                     (iii) No examination of the Returns of Company is currently in progress nor threatened and no unresolved deficiencies have been asserted or assessed against Company as a result of any audit by any Taxing Authority and no such deficiency has been proposed or threatened;

                     (iv) There are no liens for Taxes (other than statutory liens for Taxes not yet delinquent) upon the assets of Company; and

                     (v) Company is not a person other than a United States person within the meaning of the IRC.

       3.14 Accounts Receivable. Company has delivered or made available to Buyer a true, correct and complete list of all accounts receivable, including an aging thereof as of June 30, 1996. All accounts receivable arose out of the sales of inventory or services in the ordinary course of business and are collectible in the face value thereof within ninety (90) days of the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts as set forth thereon, which reserve is adequate and was calculated in accordance with generally accepted accounting principles consistently applied.

       3.15 Books and Records. The general ledgers and books of account of Company, all federal, state and local income, franchise, property and other tax returns filed by Company, with respect to the assets, and all other books and records of Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

       3.16   Contracts and Commitments.

              (a) Schedule 3.16 contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

                     (i) all loan agreements, indentures, mortgages and guaranties to which Company is a party or by which Company or any of its property is bound involving a commitment or obligation of more than Ten Thousand Dollars ($10,000.00);

                     (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the assets to which Company is a party or by which Company or any of its property is bound which involve payment or receipts or a commitment of more than Ten Thousand Dollars ($10,000.00);

                     (iii) all contracts, agreements, commitments purchase orders or other understandings or arrangements to which Company is a party or by which Company or any of its property is bound which (A) involve payments or receipts by Company of more than Ten Thousand Dollars ($10,000.00) during any twelve (12) month period in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of Company;

                     (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which Company is a party or by which Company or any of its property is bound, if any;

                     (v) all agency, distributor, sales representative and similar agreements to which Company is a party, if any;

                     (vi) all material contracts, agreements or other understandings or arrangements among Company, any of its shareholders or any affiliate of Company;

                     (vii) all material leases, whether operating, capital or otherwise, under which Company is lessor or lessee; and

                     (viii) any other material agreement or contract entered
              into by Company.

              Except as otherwise expressly stated to the contrary, for the purposes of this Section 3.16, the term "material" shall mean obligations in excess of Twenty-Five Thousand Dollars ($25,000.00).

              (b)    Except as set forth on Schedule 3.16:

                     (i) each Contract is a valid and binding agreement of Company, enforceable against Company in accordance with its terms, and Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto, except as may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally;

                     (ii) Company has fulfilled all material obligations required pursuant to the Contracts to have been performed by Company on its part prior to the date hereof, and Company has no reason to believe that Company will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                     (iii) Company is not in breach of or in default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                     (iv) there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                     (v) Company is not restricted by any Contract from carrying on its business anywhere in the world; and

                     (vi) Company has no written or oral Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

              (c) Except as set forth on Schedule 3.16, the continuation, validity and effectiveness of each Contract will not be affected by the transactions contemplated by this Agreement and all such Contracts are assignable to Buyer without a consent, or with consent which shall be obtained prior to the Closing Date.

              (d) True, correct and complete copies of all Contracts have previously been delivered or made available by Company to Buyer.

       3.17 Compliance with Agreements and Laws. Company has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits"), except where the failure to have such licenses, permits and certificates would not have a material adverse effect on the business or financial condition of Company. Except as set forth on Schedule 3.17, Company is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties, the violation of which would have a material adverse effect on Company or its properties; and the business of Company does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices), the enforcement of which would have a material and adverse effect on the results of the operations, condition (financial or otherwise), assets, properties, business or prospects of Company. Except as set forth on Schedule 3.17, Company has not received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

       3.18   Employee Relations.

              (a) Company is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes;

              (b) none of the employees of Company is represented by any labor union;

              (c) there is no unfair labor practice complaint against Company pending before the National Labor Relations Board or any state or local agency;

              (d) there is no pending labor strike or other material labor trouble affecting Company (including, without limitation, any organizational drive);

              (e) there is no material labor grievance pending against Company;

              (f) there is no pending representation question respecting the employees of Company before any local, state or federal agency; and

              (g) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which Company is a party, or to the best knowledge of Company, any basis for which a claim may be made under any collective bargaining agreement to which Company is a party.

              (h) Schedule 3.18 sets forth a true, correct and complete description of all contracts or agreements between Company and its employees, including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of Twenty Thousand Dollars ($20,000.00) the amounts paid or payable as salary and bonus payments for the twelve (12) month period ended June 30, 1996.

              (i) For purposes of this Section 3.18, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on Company's business and who earn at least Twenty Thousand Dollars ($20,000.00) annually.

       3.19   Absence of Certain Changes or Events.  Except as set forth on
Schedule 3.19, since June 30, 1996, Company has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, Company has not:

              (a) Incurred any material obligation or liability for borrowed money;

              (b) Discharged or satisfied any lien or encumbrance or paid any obligation or liability, other than in the ordinary course of business consistent with Company's prior business practice, other than current liabilities reflected in the Current Balance Sheet;

              (c) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of the assets other than in the ordinary course of business consistent with Company's prior business practice;

              (d) Sold or purchased, assigned or transferred any of its tangible assets or canceled any debts or claims, except for inventory sold and assets purchased in the ordinary course of business;

              (e) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

              (f) Suffered any losses, whether insured or uninsured, and whether or not in the control of Company, in excess of Five Thousand Dollars ($5,000.00) in the aggregate, or waived any rights of any value;

              (g) Made any changes in compensation of its officers, directors or employees inconsistent with past practice;

              (h) Received notice of any litigation, warranty claim or products liability claims; or

              (i) Made any material change in the terms, status or funding condition of any "employee plan," as defined in Section 3.22 hereof.

       3.20 Suppliers. To Company's best knowledge, Schedule 3.20 sets forth a true, correct and complete list of the names and addresses of the ten suppliers of Company which accounted for the largest dollar volume of purchases by Company for the fiscal year ending December 31, 1995, and for the subsequent period ended June 30, 1996. None of such suppliers has notified Company that it intends to discontinue its relationship with Company.

       3.21   Trade Names and Other Intellectual Property.

              (a) To the best knowledge of Company, Schedule 3.21 sets forth a true, correct and complete list and, where appropriate, a description of, all patents, patent applications, trade names, trademarks, trademark applications for registration and registrations, copyright registrations ("Intellectual Property") used in the operation of the business of Company. To the best knowledge of Company, true, correct and complete copies of all such Intellectual Property have been previously delivered or made available by Company to Buyer.

              (b) Except as disclosed in Schedule 3.21, to the best knowledge of Company, Company is the sole and exclusive owner of all Intellectual Property and all designs, permits, labels and packages used on or in connection therewith. Except as disclosed in Schedule 3.21, Company has received no notice of, and Company has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that, to the Shareholders' knowledge, it is illegally or otherwise using the trade secrets, formulae or any property rights of others. Except as disclosed in Schedule 3.21, Company has no disputes with or claims against any third party for infringement by such third party of any trade name or other Intellectual Property of Company.

       3.22 Employee Benefit Plans. Except as set forth on Schedule 3.22, Company is not a party to, does not contribute to or maintain, and does not have any current or future obligation or liability with respect to, any pension, profit sharing, or other "employee pension benefit plan" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); any life, health, accident, disability, severance or other "employee welfare benefit plan" (within the meaning of ERISA); or any other "employee benefit plan" which is subject to ERISA (hereinafter collectively referred to as "Benefit Plans"). With respect to those Benefit Plans set forth on Schedule 3.22:

              (a) Each such Benefit Plan (and each related trust, insurance contract or fund) is in compliance in form and in operation with all applicable requirements of ERISA, the IRC, and any applicable state law or regulation; each such Benefit Plan has been administered in accordance with its governing documents and all applicable laws and regulations; and there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to any such Benefit Plan which could result in an excise tax or other claim or liability against Company, any Benefit Plan or any fiduciary of such Benefit Plan. The requirements of IRC Section 4980B and Part 6 of Subtitle B of Title I of ERISA relating to continuation of health coverage have been satisfied with respect to each such Benefit Plan that is subject to such requirements.

              (b) Each such Benefit Plan which is intended to be a "qualified plan" for purposes of IRC Section 401(a) has received a favorable determination letter from the Internal Revenue Service, and each related trust which is intended to be exempt from taxation under IRC Section 501(a) has been determined by the Internal Revenue Service to be so exempt.

              (c) Each such Benefit Plan is in compliance with the applicable requirements for reporting and disclosure to participants under ERISA with respect to that Benefit Plan, and all required annual returns and other reports for each such Benefit Plan have been filed on a timely basis with the Internal Revenue Service and the U.S. Department of Labor.

              (d) At no time during the five (5) calendar years preceding the calendar year in which the Closing Date occurs has Company, or any entity which is or was required to be aggregated with Company under IRC
       Section 414, maintained or made any contributions to any defined benefit pension plan or any multi-employer pension plan which is subject to Title IV of ERISA.

              (e) Upon request, Company will furnish to Buyer, with respect to each such Benefit Plan, correct and complete copies of all plan documents, all amendments, any related trust agreements, insurance contracts or other funding arrangements, all current summary plan descriptions and summaries of material modifications, the most recent annual report (Form 5500 series), and the most recent Internal Revenue Service determination letter, where applicable.

       3.23 Regulatory Approvals. Except as set forth on Schedule 3.23, all consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Company and which are necessary for the execution and delivery by Company of this Agreement and the documents to be executed and delivered by Company in connection herewith have been, or will be prior to the Closing Date, obtained and satisfied.

       3.24 Indebtedness To and From Officers, Directors and Shareholders. Except as set forth on Schedule 3.24, Company is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of Company or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, shareholder or affiliate is indebted to Company, except for advances made to employees of Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor. Any amounts owed to a Shareholder by Company shall be paid to such Shareholder by Company prior to the Closing. Any amounts owed by a Shareholder to Company shall be paid by such Shareholder prior to the Closing.

       3.25 Powers of Attorney and Suretyships. Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

       3.26 Disclosure. To the best knowledge of Company, no representation or warranty by Company or any Shareholder in this Agreement or in any Schedule or Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact.

                                      IV.
               REPRESENTATIONS OF BUYER AND SURVIVING SUBSIDIARY

       Each of Buyer and Surviving Subsidiary represents and warrants to Company and the Shareholders as follows:

       4.1 Organization and Authority. Each of Buyer and Surviving Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Each of Buyer and Surviving Subsidiary has full power to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Incorporation, the Bylaws of each of Buyer and Surviving Subsidiary as amended to date, and the Certificate of Designation with respect to shares of Buyer Preferred Stock have been previously or will be prior to the Closing delivered to Company, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

       4.2 Authorization. The execution and delivery of this Agreement by each of Buyer and Surviving Subsidiary, and the agreements provided for herein, and the consummation by each of Buyer and Surviving Subsidiary of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of each of Buyer and Surviving Subsidiary, enforceable against each of Buyer and Surviving Subsidiary in accordance with their respective terms.

       4.3 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Buyer or Surviving Subsidiary and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

       4.4 Issuance of Shares. The issuance and delivery of the shares of Buyer Common Stock and Buyer Preferred Stock by Buyer in accordance with this Agreement have been, or prior to the Closing, will be, duly authorized by all necessary corporate action on the part of Buyer, and all the shares of Buyer Common Stock and Buyer Preferred Stock have been duly reserved for issuance. The shares of Buyer Common Stock and Buyer Preferred Stock, when issued and delivered in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and nonassessable.

       4.5 Surviving Subsidiary as New Corporation. Surviving Subsidiary is a newly-formed corporation with no history of operations. Surviving Subsidiary's authorized capital stock consists of One Thousand (1,000) shares of common stock, $.01 par value, of which no shares are issued and outstanding. There are no outstanding options to purchase any of said stock.

       4.6 Buyer as Recently Operating Corporation. As of the date of this Agreement, Buyer has had limited operations. Its authorized capital consists of Twenty Million (20,000,000) shares of Buyer Common Stock and Ten Million (10,000,000) shares of preferred stock, of which Two Million (2,000,000) shares shall be designated as Series A Convertible Preferred Stock (i.e., Buyer Preferred Stock) pursuant to the Certificate of Designation attached hereto as
Exhibit 1.9. Except as set forth in Schedule 4.6 hereto, there are no shares of Buyer Common Stock or Preferred Stock issued and outstanding and no outstanding options to purchase any stock of Buyer.

       4.7 Litigation. Neither Buyer nor Surviving Subsidiary is the subject of any claims, actions, proceedings, pending or threatened against either of them, which if decided adversely, would materially and adversely affect their respective businesses, assets or operations. As of the date hereof, neither Buyer nor Surviving Subsidiary is subject to any order, judgment, injunction or decree which will materially and adversely affects their respective businesses, assets or operations.

       4.8 Indebtedness To and From Officers, Directors and Shareholders. Except as set forth on Schedule 4.8, Buyer and Surviving Subsidiary are not indebted, directly or indirectly, to any person who is an officer, director or shareholder of Buyer and/or Surviving Subsidiary or any affiliate of any such entity in any amount whatsoever other than for salaries, and no such officer, director, shareholder or affiliate is indebted to Buyer and/or Surviving Subsidiary.

       4.9 Disclosure. To the best knowledge of Buyer, no representation or warranty by Buyer and Surviving Subsidiary in this Agreement or in any Schedule or Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact. This representation and warranty shall not apply to any financial valuation, financial projection or other financial information concerning Buyer and Surviving Subsidiary provided to the Shareholders or Company pursuant to
Section 2.5 hereof.

                                       V.
                  ACCESS TO INFORMATION; PUBLIC ANNOUNCEMENTS

       5.1    Access to Management, Properties and Records.

              (a) From the date of this Agreement until the Closing Date, Company shall afford the officers, attorneys, accountants and other authorized representatives of Buyer access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of Company, so that Buyer may have a reasonable opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of Company, and Buyer shall be permitted to make abstracts from, or copies of, all such books and records. Company shall furnish to Buyer such financial and operating data and other information as to the business of Company as Buyer shall reasonably request.

              (b) If Buyer, at its option and expense, prior to the Closing Date, elects to have a report or reports prepared by an engineer or other professional selected by Buyer, certifying that the real property associated with the business of Company (i) complies with all applicable federal, state and local environmental and wetlands laws, rules and regulations and that there is not now, and never has been, manufacture, storage, or disposal of hazardous wastes at the real estate in violation of said laws, rules and regulations, and (ii) complies with all applicable building, health and fire codes, and subdivision control laws, rules and regulations, Company shall cooperate with such engineer or professional to the extent necessary to prepare such reports, including, without limitation, providing such engineer or professional access to such real property and necessary records, and arranging interviews with employees of Company.

              (c) Company shall authorize the release to Buyer of all files pertaining to Company, or the business or operations of Company held by any federal, state, county or local authorities, agencies or instrumentalities.

              (d) After the Closing Date, Buyer shall afford the Shareholders and their attorneys, accountants and other authorized representatives access, on reasonable notice during regular business hours, to all books and records of Company, and Buyer shall permit the making of abstracts from or copies of all such books and records.

       5.2 Confidentiality. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of Company or Buyer which shall have been furnished by Buyer or Company to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Article V shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors, other than as contemplated herein or other than as required by applicable law. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto. Notwithstanding the above, Buyer shall include in its registration statement for the IPO and in the prospectus included therewith information regarding Company, the business of Company, the financial condition of Company and the terms of this Agreement. The duties of confidentiality imposed under this Section 5.2 shall be in effect for a period of three (3) years from the date of this Agreement.

       5.3 Public Announcements. The Parties agree that prior to the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the Merger shall be subject to the approval of all Parties.

                                      VI.
                        PRE-CLOSING COVENANTS OF COMPANY

       From and after the date hereof and until the Closing Date and completion of the Merger, Company consents and agrees as follows:

       6.1 Conduct of Business. Company shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, shipment or delivery, lease, management, accounting or operation, except as agreed to in writing by Buyer which agreement shall not be unreasonably withheld. All of the property of Company shall be used, operated, repaired and maintained in a normal business manner consistent with past practice. McMillan shall continue to serve as President and Congleton shall continue in his present capacity with Company pending the Closing.

       6.2 Absence of Material Changes. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, Company shall not:

              (a)    (i)    Take any action to amend its Articles of
       Incorporation or Bylaws;

                     (ii) Issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities;

                     (iii) Incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

                     (iv) Declare or make any payment or distribution to its shareholders with respect to their stock or purchase or redeem any shares of its capital stock without first notifying Buyer in writing and providing Buyer information regarding the nature and amount of such payment or distribution;

                     (v) Mortgage, pledge, or subject to any lien, charge or any other encumbrance any of its assets except in the ordinary course of business consistent with Company's prior business practices;

                     (vi) Sell, assign, or transfer any of its assets, except for inventory sold in the ordinary course of business, at a normal profit margin;

                     (vii) Cancel any debts or claims, except in the ordinary course of business;

                     (viii) Merge or consolidate with or into any corporation or other entity;

                     (ix) Make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

                     (x) Make any election or give any consent under the IRC or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

                     (xi) Modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

                     (xii) Take or permit any act or constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

                     (xiii) Fail to (A) preserve the possession and control of its assets and business, (B) keep in faithful service its present officers and key employees, (C) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (D) keep and preserve its business existing on the date hereof until after the Closing Date;

                     (xiv) Fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in good repair its business premises, fixtures, inventory, furniture and equipment;

                     (xv) Enter into any leases, contracts, agreements or understandings other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed Ten Thousand Dollars ($10,000.00) for each such lease, contract, agreement or understanding;

                    (xvi) Create any new employment positions with a salary in excess of Twenty Thousand Dollars ($20,000.00) per annum or replace any existing employee with a salary not substantially similar to the salary existing for such employee's position as of the date hereof, provided that Buyer will not unreasonably withhold or delay its approval of the creation of any such position or the hiring of any such person;

                    (xvii)  Adopt any employee plan;

                    (xviii) Make any loans to any person or entity; or

                    (xix) Commit or agree to do any of the foregoing in the future.

              (b) Notwithstanding anything set forth above to the contrary, Company shall have the right to distribute to the Shareholders as a dividend prior to the Merger an amount in cash not to exceed Two Million Eight Hundred Thousand Dollars ($2,800,000.00); provided, however, that all of the operating assets of the Company shall be transferred to Buyer.

       6.3 Taxes. Company will, on a timely basis, file all tax returns for and pay any and all taxes which shall become due on account of the operation of the business of Company or the ownership of its assets on or prior to the Closing Date except for those taxes which are being contested by Company in good faith and of which Buyer has been notified in writing.

       6.4 Delivery of Interim Financial Statements. As promptly as possible following the last day of each month after the date hereof and prior to the Closing Date, and in any event within fifteen (15) days after the end of each such month, Company shall deliver to Buyer its balance sheet and related statements of income, shareholders equity, retained earnings and changes in financial condition for the one month period then ended, all certified by the chief financial officer (collectively, the "Interim Financial Statements").

       6.5 Compliance with Laws. Company will comply with all laws and regulations which are applicable to it, its ownership of the assets or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound, except where the failure to so comply would not have a material adverse effect on the assets, operations, business or financial condition of Company.

       6.6 Continued Truth of Representations and Warranties of the Shareholders and Company. Neither the Shareholders nor Company will take any actions which would result in any of the representations or warranties set forth in Articles II or III, respectively, hereof being untrue in any material respect (other than those representations or warranties which are qualified as to materiality, as to which neither the Shareholders nor Company will take any actions which would result in any of such representations or warranties being untrue in any respect).

       6.7 Continuing Obligation to Inform. From time to time prior to the Closing, Company will deliver or cause to be delivered to Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation, schedule or warranty in this Agreement or any information contained in any
Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

       6.8 Exclusive Dealing. As long as this Agreement is in effect, Company and the Shareholders will not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of its assets, or any equity interest in, Company or any equity investment, merger, consolidation or business combination with Company, or (b) participate in any substantive discussions or negotiations regarding, or furnish to any other person, any nonpublic information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Company or the Shareholders shall promptly notify Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

       6.9 No Publicity. Company and the Shareholders shall make no public announcement with respect to this Agreement or the transactions contemplated hereby without the express prior consent of Buyer pursuant to Article V hereto. Company and the Shareholders shall hold in confidence, and use their best efforts to have all of their respective officers, directors and personnel hold in confidence, the terms of this Agreement and the transactions contemplated hereby.

       6.10   Revised Schedules.

              (a)    Company's Schedules.

                     (i) No later than 5:00 p.m., Dallas time, on August 24, 1996, Company shall deliver to Buyer revised "redlined" versions, if any, of the Schedules made a part of this Agreement. Buyer shall have until 5:00 p.m., Dallas time, on August 28, 1996 to review and approve such Schedules. Failure of Buyer to respond by 5:00 p.m., Dallas time, on August 28, 1996, shall constitute approval thereof. In the Buyer objects to any material change in the revised Schedule(s), Buyer shall have the right to terminate this Agreement upon written notice to Company and the Shareholders delivered by 5:00 p.m. on August 28, 1996. In the event Buyer notifies Company and the Shareholders of its desire to terminate this Agreement as provided herein, Company shall have until 5:00 p.m. on August 31, 1996 to remove the revised Schedules(s) or otherwise delete the objectional materials and to close without such Schedule(s) or materials being included therein. If the Company does not remove the objectionable Schedules(s) or materials prior to 5:00 p.m. on August 31, 1996, then Buyer shall in writing either elect to proceed to close this transaction without change in the objectionable Schedule(s) or materials or to terminate this Agreement.

                     (ii) Consistent with its obligations under Section 6.7, Company shall deliver to Buyer, no later than five (5) days prior to the date of Buyer's preliminary prospectus for the IPO, any supplemental information concerning events subsequent to the date of this Agreement.

                     (iii) At any time prior to ten (10) business days before the Closing, the Company shall have the right to deliver to Buyer revised "redlined" Schedules. Buyer shall have the right to notify the Company within five (5) business days of its receipt of the revised Schedules of Buyer's objection to any material change in such Schedules and of its election to terminate this Agreement. Failure of Buyer to notify the Company of its election to terminate this Agreement within five (5) business days of receipt of the revised Schedules shall constitute approval thereof.

              (b) Buyer's Schedules. No later than 5:00 p.m., Dallas time, on August 24, 1996, Buyer shall deliver to Company any revised "redlined" versions, if any, of the Schedules made a part of this Agreement.

                                      VII.
                       CONDITIONS TO OBLIGATIONS OF BUYER

       The obligations of Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of Buyer:

       7.1 Continued Truth of Representations and Warranties of Company; Compliance with Covenants and Obligations. The representations and warranties of Company and the Shareholders shall be true on and as of the Closing Date in all material respects (other than those representations or warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by Buyer. Company and the Shareholders shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it or them prior to or at the Closing Date.

       7.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of Company or the Shareholders to authorize or carry out this Agreement shall have been taken. The Shareholders shall have unanimously approved the Merger and the transactions contemplated hereby.

       7.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by Company and the Shareholders of the transactions contemplated by this Agreement and the operation of Company's business by Buyer shall have consented to, authorized, permitted or approved such transactions.

       7.4 Consents of Lenders, Lessors and Other Third Parties. Company and the Shareholders shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required for Company to consummate the transactions contemplated by this Agreement.

       7.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

       7.6 Review of Company Financial Statements. Buyer shall have received satisfactory review from its designated representatives of Company's financial statements for the period ended June 30, 1996, that discloses no material adverse change in the financial condition of Company and the results of operations of Company.

       7.7 Adaptability of Company's Financial Statements. The Interim Financial Statements of Company must, in the opinion of Buyer's independent public accountant, be suitable or readily adaptable for inclusion in the registration statements, prospectuses and annual reports to be filed by Buyer with the SEC.

       7.8 Review of Company's Compliance. Buyer shall have received a satisfactory review from its designated representatives of Company's regulatory practices and procedures, including, but not limited to, compliance with federal, state and local laws and regulations governing Company's operations, which discloses no material actual or probable violations, compliance problems required capital expenditures or other substantive problem.

       7.9 Update. Company shall have provided Buyer with a true, correct and complete list of any material changes, as of the Closing Date, to the inventory, the fixed assets, and the accounts receivable, including an aging thereof.

       7.10 Payables. On the Closing Date, Company will not have any outstanding liabilities or unsatisfied obligations other than the leases, utilities, employee wages (not more than seven (7) days in arrears), benefits and other operating expenses incurred in the ordinary course of business.

       7.11 Closing Deliveries. Buyer shall have received at or prior to the Closing each of the following documents:

              (a) From Escrow Agent the certificates evidencing Company shares owned by the Shareholders for cancellation in connection with the Merger, Company's stock record books and stock transfer books and the Articles of Merger executed by Company;

              (b) such contracts, files and other data and documents pertaining to Company's business as Buyer may reasonably request;

              (c) copies of the general ledgers and books of account of Company, and all federal, state and local income, franchise, property and other tax returns filed by Company since January 1, 1991;

              (d) such certificates of Company's officers and such other documents evidencing satisfaction of the conditions specified in Article VIII as Buyer shall reasonably request;

              (e) a certificate of the Secretary of State of the State of Texas as to the legal existence and good standing (including tax) of Company in Texas;

              (f) certificates of the Secretary of Company attesting to the incumbency of Company's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.1;

              (g) the forms of Spousal Consents in the form attached hereto as Exhibit 2.3, executed by each Shareholder's respective spouse; and

              (h) such other documents, instruments or certificates as Buyer may reasonably request.

                                     VIII.
           CONDITIONS TO OBLIGATIONS OF COMPANY AND THE SHAREHOLDERS

       The obligations of Company and the Shareholders under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of Company and the Shareholders:

       8.1 Continued Truth of Representations and Warranties of Buyer; Compliance with Covenants and Obligations. The representations and warranties of Buyer in this Agreement shall be true on and as of the Closing Date in all material respects (other than those representations or warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by Company. Buyer shall have performed and complied in all material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

       8.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of Buyer to authorize or carry out this Agreement shall have been taken.

       8.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

       8.4 Consents of Third Parties. Buyer shall have received all requisite consents and approvals of all third parties whose consent or approval is required in order for Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 8.4 attached hereto.

       8.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

       8.6 Closing Deliveries. Company and the Shareholders shall have received at or prior to the Closing each of the following:

              (a)    the Merger Consideration;

              (b) such certificates of Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this
       Article VIII as Company shall reasonably request;

              (c) a certificate of the Secretary of State of the State of Texas as to the legal existence and good standing (including tax) of Buyer in Texas;

              (d) a certificate of the Secretary of Buyer attesting to the incumbency of Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 4.1;

              (e) Buyer shall have executed a three-year employment contract with Congleton and a one-year consulting agreement with McMillan in the forms attached hereto collectively as Exhibit 8.6(e); and

              (f) such other documents, instruments or certificates as Company may reasonably request.

       8.7 Tax Opinion. Company and the Shareholders shall have received the opinion of Wolin, Fuller, Ridley & Miller LLP, dated as of the Closing Date, to the effect that (i) the Merger shall constitute a reorganization under
Section 368(a) of the IRC; (ii) Buyer, Company and Surviving Subsidiary will each be a party to that reorganization; (iii) no gain or loss shall be recognized by the Shareholders upon the receipt of the Buyer Common Stock and the Buyer Preferred Stock pursuant to the Merger; and (iv) gain or loss shall be recognized by the Shareholders who receive the Cash Portion, if the Company shares were held by such Shareholders as a capital asset at the time of the consummation of the Merger.

       8.8 Release of Personal Guaranties. Buyer shall cause the Shareholders to be released within one hundred twenty (120) days after the IPO Funding from any personal guaranties made by the Shareholders of any indebtedness of Company, which guaranties are set forth on Schedule 8.8 hereto.

       8.9 Election of Directors. As of the Effective Time of the Merger, Troutman and Congleton shall each have been elected to the Board of Directors of Buyer to serve a three (3) year term. Messrs. McMillan and Smith shall deliver letters at Closing agreeing not to vote to remove without cause Messrs. Troutman and Congleton from the Board of Directors during such three-year term. Gerard Smith shall be elected a director for a three (3) year term. Any other nominees to the Board of Directors shall be approved by either McMillan or Congleton, which approval shall not be unreasonably withheld. Gerald McMillan shall continue to serve as a director of Buyer. In the event that Troutman resigns from the Board, he shall have the right to nominate his successor to serve the remainder of his term.

       8.10 Delivery of Registration Statements to the Shareholders. Buyer shall furnish to the Shareholders true and complete copies of all registration statements and prospectuses filed by Buyer with the Securities and Exchange Commission (the "SEC") relating to the IPO, all amendments and supplements thereto and all documents and correspondence delivered to the SEC in connection with the IPO.

                                      IX.
                                INDEMNIFICATION

       9.1 By Buyer, Surviving Subsidiary, Company, Congleton and McMillan. Buyer and Surviving Subsidiary on the one hand and Company, Congleton and McMillan on the other hand each hereby agree to indemnify and hold harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively "Damages") reasonably incurred by Buyer or Surviving Subsidiary or Company, Congleton and McMillan in connection with each and all of the matters set forth below. The obligations of Congleton and McMillan to indemnify shall be several and shall be expressly limited as set forth below:

              (a) Any breach by the indemnifying party of any representation or warranty made by such Indemnifying Party (as defined below) in this Agreement;

              (b) Any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

              (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

       McMillan and Congleton agree to indemnify Buyer for any breaches of any representation or warranty, covenant, agreement or obligation of the Company made or contained, respectively, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, or any misrepresentation by Company, as described in (a) through (c) above; provided, however, that McMillan and Congleton shall have no obligation to indemnify Buyer hereunder unless such Shareholder, as applicable, had actual knowledge of the subject matter of such representation, warranty, covenant, agreement or obligation. McMillan shall be deemed to have knowledge of Tax matters.

       9.2 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. No claim or claims for indemnification shall be asserted against Congleton or McMillan unless the total amount of the Indemnified Party's claim or claims for damages, excluding costs, fees, attorneys' fees, and exemplary/punitive damages, equals individually or in the aggregate at least One Hundred Fifty Thousand Dollars ($150,000.00). In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.3 of this Agreement in which case the Indemnified Party may settle or compromise such claim without the prior consent of the Indemnifying Party. If the Indemnified Party fails to give prompt notice of any claim and such failure prejudices the Indemnifying Party's position or its ability to defend the claim, the Indemnifying Party's liability to the Indemnified Party shall be reduced by the amount, if any, demonstrated to be directly attributable to the failure to give such notice in a timely manner.

       9.3 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim.
The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made,
(a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

       9.4 Payment of Indemnification Obligation. All indemnification by Buyer, Company or a Shareholder hereunder shall be effected by payment by wire transfer or delivery of a cashier's or certified check in the amount of the indemnification liability. In no event shall any Shareholder be required to pay to Buyer in accordance with this Article IX an aggregate amount greater than the amount of the cash received by such Shareholder hereunder from Buyer on the Closing Date.

       9.5 Survival of Representations, Claims for Indemnification. All representations and warranties made by the Parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the Parties. All such representations and warranties shall expire on the date which is twelve (12) months after the Closing Date. Notwithstanding the above, claims resulting from any breach of any representation or warranty concerning Tax or Employee Benefit Plan matters shall expire one hundred twenty (120) days after the expiration of any applicable statute of limitations.

                                       X.
                            POST-CLOSING AGREEMENTS

       The Parties agree that from and after the Closing Date as specifically provided below:

       10.1   Proprietary Information.

              (a) The Shareholders shall hold in confidence, and use their best efforts to have all of their agents, accountants and attorneys and Affiliates hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of Company and shall not disclose, publish or make use of the same without the consent of Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Shareholders.

              (b) The Shareholders agree that the remedy at law for any breach of this Section 10.1 would be inadequate and that Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 10.1.

       10.2 No Solicitation or Hiring of Former Employees. Except as provided by law, for a period of three (3) years after the Closing Date, no Affiliate of Company (including the Shareholders) shall solicit any person who was an employee of Company on the Closing Date to terminate his employment with Company or Buyer or to become an employee of such Affiliate or an entity controlled by such Affiliate or hire any person who was such an employee on the date hereof or on the Closing Date.

       10.3   Non-Competition Agreement.

              (a) For a period of three (3) years after the Closing Date, the Shareholders or any entity owned or controlled by a Shareholder shall not (i) market, rent or sell any product which has the same or substantially the same form, function and primary application as any existing or proposed product marketed, rented or sold by Company or Buyer on or prior to the Closing Date or (ii) engage in any business competitive with the business of Company or Buyer as conducted on the date hereof or on the Closing Date, in the metropolitan areas where Company conducted its business, provided that nothing herein shall prohibit any Shareholder from owning not more than two percent (2%) of the total outstanding stock of a publicly-held company which engages in any business competitive with the business of Company as conducted on the date hereof or on the Closing Date.

              (b) The Parties agree that the duration and geographic scope of the non-competition provision set forth in this Section 10.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Shareholders agree that damages are an inadequate remedy for any breach of this provision and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

       10.4 Use of Name. Each of the Shareholders agrees not to use the name "BodyBilt" or any derivation thereof after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by Company on the date hereof.

       10.5 Cooperation in Litigation. Each Party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such Party relating to or arising out of the conduct of the business of Company prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the Party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the Party providing such cooperation for such Party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the Party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

       10.6 Payment of Obligations to Shareholders and Company. Within one hundred twenty (120) days of the Closing Date, all amount unpaid to Troutman with respect to the Seventy-Five Thousand Dollar ($75,000.00) loan reflected on
Schedule 3.24 shall be paid to Troutman by Surviving Subsidiary in full.
Within one hundred twenty (120) days of the Closing Date, all amounts owed by Congleton to Company with respect to the Thirty-Five Thousand Dollars loan reflected on Schedule 3.24 shall be repaid by Congleton to Surviving Subsidiary in full.

                                      XI.
                                  TERMINATION

       11.1 Termination by Agreement of the Parties. This Agreement may be terminated at any time by the mutual written agreement of the Parties. In the event of such termination by agreement, Buyer shall have no further obligation or liability to Company or the Shareholders under this Agreement, and Company and the Shareholders shall have no further obligation or liability to Buyer under this Agreement.

       11.2 Termination by Reason of Breach. This Agreement may be terminated by Company if, at any time prior to the Closing, there shall occur a breach of any of the representations, warranties or covenants of Buyer or the failure by Buyer to perform any condition or obligation hereunder, and may be terminated by Buyer if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of Company and/or the Shareholders or the failure of Company and/or the Shareholders to perform, when due to be performed, any condition or obligation hereunder. In the event of such termination by agreement, Buyer shall have no further obligation or liability to Company under this Agreement, and Company and the Shareholders shall have no further obligation or liability to Buyer under this Agreement.

       11.3 Termination Upon Failure of IPO Funding. This Agreement shall automatically terminate in the event the Shareholders have not received the Merger Consideration as of 5:00 p.m., Dallas time, on March 20, 1997.

                                      XII.
                                    BROKERS

       12.1 For Company and the Shareholders. Company and the Shareholders represent and warrant that they have not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Shareholders agree to indemnify and hold harmless Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of Company and/or the Shareholders.

       12.2 For Buyer. Buyer represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. Buyer agrees to indemnify and hold harmless

Company and the Shareholders against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of Buyer.

                                     XIII.

                                    NOTICES

       Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

       To Company:              BodyBilt Seating, Inc.
                                One BodyBilt Place
                                600 S. Highway 6
                                Navasota, Texas 77868-4108
                                Attention:  Mark McMillan

       With a copy to:          Winstead, Sechrest & Minick, P.C.
                                5400 Renaissance Tower
                                1201 Elm Street
                                Dallas, Texas 75201
                                Attention:  Thomas W. Hughes, Esq.

       To Buyer or the          ErgoBilt, Inc.
       Surviving Subsidiary:    EB Subsidiary, Inc.
                                5000 Quorum Drive, Suite 147
                                Dallas, Texas 75240
                                Attention:  Gerard Smith

       With a copy to:          Wolin, Fuller, Ridley & Miller LLP
                                3100 Bank One Center
                                1717 Main Street
                                Dallas, TX 75201-4681
                                Attention:  Norman R. Miller, Esq.

       To a Shareholder:        Mark McMillan
                                2506 River Forest
                                Bryan, Texas 77802

                                Dr. Richard Troutman
                                10225 Collins Avenue
                                Bal Harbour, Florida 33154

                                Drew Congleton
                                2815 Monzano Circle
                                College Station, Texas 77845

       Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; or
(b) three (3) business days after being sent, if sent by registered or certified mail.

                                      XIV.
                     ARBITRATION, VENUE, AND BINDING EFFECT

       14.1 Arbitration. Any dispute, controversy or claim between or among the Parties arising out of or relating to this Agreement, a breach hereof or the transactions contemplated hereby, shall be settled by arbitration in accordance with the provisions of this Article XV. Any arbitration pursuant to this Article XV shall be conducted by a single arbitrator appointed by the Houston, Texas, office of the American Arbitration Association upon the request of a Party. The arbitrator shall have a minimum of five (5) years of experience in the area of business relevant to the particular dispute. Each Party shall be permitted to submit only one proposal to the arbitrator, and the arbitrator shall be required to choose one of such two proposals as the resolution of the dispute. The arbitrator may proceed to a resolution notwithstanding the failure of a Party to participate in the proceedings. Each Party shall pay such Party's own costs and expenses in connection with any such arbitration, and the Parties shall share equally in the fees and expenses of the arbitrator.

       14.2 Venue/Binding Effect. The Parties agree that any such arbitration will occur in College Station, Texas, any such arbitration award shall be final and binding upon the Parties, may be entered in any court having jurisdiction and shall not be appealable by either Party in any court.

                                      XV.
                             SUCCESSORS AND ASSIGNS

       This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, except that Buyer and Company may not assign their respective obligations hereunder without the prior written consent of the others; provided, however, that Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate provided that such subsidiary or affiliate is the entity which conducts or is anticipated to conduct the IPO. Any assignment in contravention of this provision shall be void. No assignment shall release Buyer from any obligation or liability under this Agreement.

                                      XVI.
                   ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

       This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings among such Parties, including that certain letter agreement among the Parties dated May 20, 1996. Buyer, Company and the Shareholders may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by all Parties.

       If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

                                     XVII.
                                    EXPENSES

       Except as otherwise expressly provided herein, Buyer on behalf of Buyer and Surviving Subsidiary, and Company, on behalf of Company and the Shareholders, shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay the costs and expenses of any audit conducted by, or at the request of, Buyer, and Company shall pay the costs and expenses of any accounting services provided to Company and/or the Shareholders conducted by or at the request of Company and/or the Shareholders in connection with the transactions contemplated hereby (other than costs and expenses for accounting services provided to the Shareholders after the Closing which shall be borne by the Shareholders).

                                     XVIII.
                                   LEGAL FEES

       In the event legal proceedings are commenced by Buyer against Company and/or the Shareholders, or by Company and/or the Shareholders against Buyer, in connection with this Agreement or the transactions contemplated hereby, the Party or Parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing Party or Parties in such proceedings.

                                      XIX.
                                 GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                                      XX.
                                SECTION HEADINGS

       The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

                                      XXI.
                                  SEVERABILITY

       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                                     XXII.
                                  COUNTERPARTS

       This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.





                           [INTENTIONALLY LEFT BLANK]





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
IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of and on the date first above written.


                                    BODYBILT SEATING, INC., A Texas Corporation


                                    By: /s/ MARK McMILLAN
                                       -----------------------------------
                                    Printed Name:  Mark McMillan
                                    Title:  President


                                    SHAREHOLDERS:

                                    /s/ MARK McMILLAN
                                    --------------------------------------
                                    Mark McMillan


                                    --------------------------------------
                                    Dr. Richard Troutman

                                    /s/ DREW CONGLETON
                                    --------------------------------------
                                    Drew Congleton


                                    ERGOBILT, INC., A Texas Corporation


                                    By: /s/ GERARD SMITH
                                       -----------------------------------
                                    Printed Name:  Gerard Smith
                                    Title:  President


                                    EB Subsidiary, Inc., A Texas Corporation


                                    By: /s/ GERARD SMITH
                                       -----------------------------------
                                    Printed Name:  Gerard Smith
                                    Title:  President


                                       43